Exhibit 99.1

Natural Gas Services Group Announces Commitment to Electrification of Compression Fleet

Midland, TX, July 20, 2022 (GLOBE NEWSWIRE) - Natural Gas Services Group, Inc. (NYSE:NGS) (the "Company" or "NGS"), a leading provider of gas compression technology to the energy industry, announced today, as a component of its ongoing commitment to environmental stewardship and to become a leader in energy transition efforts, a program to convert up to 100 compressor packages from combustible gas engines to electric motors over the course of the next three-to-six months. The initial conversions will focus on repurposing existing compression packages in the 200-250 horsepower range where the Company believes there is significant demand for electric units.

“As we position NGS to become a leader in the energy transition, we are excited to become one of the first public compression companies to commit to the electrification of a significant portion of our compression fleet,” said John Chisholm, Interim President and Chief Executive Officer of the Company. “Not only does this initial electrification commitment stand in support of our commitment of reducing our carbon footprint by reducing greenhouse emissions, it also addresses growing demand from our clients for electric compression options. It also allows us to reinvent and redeploy equipment on terms that we believe will provide a meaningful contribution to revenue, EBITDA, and cash flow.”

According to an August, 2020 study prepared by the Southwest Energy Efficiency Project (SWEEP) and the Colorado Energy Office, there are several advantages of choosing electric drives over gas engine compressor drives. Electric drives cost less to install, and they reduce annual operating costs significantly. Electric-driven natural gas compressors are also more energy-efficient and reduce methane emissions and net CO2 emissions compared to natural gas engine-driven compressors. (Southwest Energy Efficiency Project & the Colorado Energy Office, “Energy Efficiency and Electrification Best Practices for Oil and Gas Production,” August, 2020, p.6, et.seq.)
Data indicate a 200hp compressor powered by a combustion engine emits significant levels of CO2 over the course of a year, versus only negligible direct emissions from a similar compressor powered by an electric motor. In addition, the operating and maintenance costs of an electric compressor can be more than 25% below that of a comparable gas-fired engine-driven compressor. While electric compression requires the presence of stable, reliable electricity on location – something not available in all hydrocarbon producing fields – availability of power continues to improve across key basins and will continue to spread as operators demand more electric applications. The electrification of a current combustion engine compressor (200-250hp) is expected to cost approximately $45,000 - $60,000 and take up to one month to complete. Funding for the conversions will come from cash on hand.

“Our commitment to this phase of compression electrification is just the first step in a series of strategic initiatives NGS is considering to address the demands of our clients, solidify our position as a leader in the energy transition, improve our equipment utilization through reinvention and reapplication, and demonstrate our commitment to finding ways to continuously improve our commitment to environmental stewardship,” concluded Chisholm. “While these initiatives and their positive effects will not occur overnight, the alignment of the needs of our clients, returns to our shareholders and a positive effect on the environment should prove meaningful as we conclude 2022 and into the New Year. We will continue to collaborate with our clients regarding demand for new compression technologies with an eye toward accelerating our commitment to electrification, the energy transition and environmental stewardship, all the while remaining focused on our commitment to become a major player in large horsepower compression.”

The Company will provide an update on the progress of the electrification program on its second quarter earnings call to be scheduled for mid-August.

About Natural Gas Services Group, Inc. (NGS)

NGS is a leading provider of gas compression technology and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compression technology for oil and natural gas upstream providers and midstream facilities. NGS is headquartered in Midland with manufacturing and fabrication facilities located in Tulsa, and Midland. The Company maintains service facilities in major energy producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations and social initiatives which could require NGS to make significant capital expenditures or reduce our clients' demand for our products and services. Any forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.